Exhibit 23.4

Room 1401A, 03B, Tower 2, Phase 4, Kerry Center Qianhai, Qianhai Avenue, Qianhai Shenzhen-
Hongkong Cooperation Zone, Nanshan District, Shenzhen

T: （86-755）2155-7000 F: (86-755) 2155-7099

May 15, 2026

To: Ebang International Holdings, Inc.

600 East John Carpenter Freeway,

Suite 110, Irving,

Texas 75062,

United States

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in Ebang International Holdings, Inc.’s FORM F-3, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing of this consent letter with the SEC as an exhibit to the FORM F-3.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng